Exhibit 99.1

PRESS RELEASE

Company Contact:	Investor Contact:
Roger G. Stoll, Ph.D.	Damian McIntosh/ Dian Griesel, Ph.D.
Chairman, President and CEO	The Investor Relations Group
Cortex Pharmaceuticals, Inc.	212.825.3210
949.727.3157

CORTEX REPORTS FIRST QUARTER OPERATING RESULTS

IRVINE, CA (May 9, 2006) — Cortex Pharmaceuticals, Inc. (AMEX: COR) reported a net loss of $4,560,000, or $0.14 per share for the first quarter ended March 31, 2006 compared with a net loss of $2,648,000, or $0.08 per share for the corresponding prior year period.

Increased net losses in the current year period primarily reflect increased non-cash stock compensation charges required under Statement of Financial Accounting Standards 123(R) — “Share Based Payment” (“SFAS 123R”), as adopted by Cortex starting January 1, 2006. SFAS 123R requires all share based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. These stock compensation charges have no impact on the Company’s available cash or working capital.

Increased operating expenses during the current year period also reflect amounts incurred for additions to the Company’s scientific staff and audit fees related to the Company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

Decreased revenues for the quarter ended March 31, 2006 as compared to the prior year period reflect the winding down of the research collaboration with the Company’s partner, Servier.

Cortex will be holding its annual shareholder meeting on May 10th at the Marriott Newport Beach Hotel in southern California beginning at 10:30 A.M. Pacific Daylight Time. The Company will provide an update on its research and development activities. The shareholder meeting will be broadcasted via a live webcast and can be accessed through the Company’s website www.cortexpharm.com or http://www.vcall.com/IC/CEPage.asp?ID=104575 A replay will be available through May 24, 2006.

Cortex Pharmaceuticals, Inc.

Cortex, located in Irvine, California, is a neuroscience company focused on novel drug therapies for neurological and psychiatric disorders. The Company is pioneering a class of proprietary pharmaceuticals called AMPAKINE compounds, which act to increase the strength of signals at connections between brain cells. The loss of these connections is thought to be responsible for memory and behavior problems in Alzheimer’s disease. Many psychiatric diseases, including schizophrenia, occur as a result of imbalances in the brain’s neurotransmitter system. These imbalances may be improved by using the AMPAKINE technology. Cortex has alliances with N.V. Organon for the treatment of schizophrenia and depression and with Les Laboratoires Servier for the development of AMPAKINE compounds to treat the neurodegenerative effects associated with aging and disease, including Mild Cognitive Impairment, Alzheimer’s disease and anxiety disorders.

Forward-Looking Statement

Note — This press release contains forward-looking statements concerning the Company’s research and development activities. The success of such activities depends on a number of factors, including the risks that the Company’s proposed products may at any time be found to be unsafe or ineffective for any or all of their proposed indications; that competitors may challenge or design around the Company’s patents or develop competing technologies; and that clinical studies may at any point be suspended or take substantially longer than anticipated to complete. As discussed in the Company’s Securities and Exchange Commission filings, the Company’s proposed products will require additional research, lengthy and costly clinical testing and regulatory approval. AMPAKINE compounds are investigational drugs and have not been approved for the treatment of any disease.

(tables follow)

Cortex Pharmaceuticals, Inc.

Condensed Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Three months ended March 31,
	2006	2005
Research, license and grant revenues	$231	$699

Operating expenses (A):
Research and development	3,465	2,657
General and administrative	1,476	768

Total operating expenses	4,941	3,425

Loss from operations	(4,710)	(2,726)
Interest income, net	150	161
Change in fair value of common stock warrants	—	(64)
Amortization of capitalized financing costs	—	(19)

Net loss	$(4,560)	$(2,648)

Net loss per share, basic and diluted	$(0.14)	$(0.08)

Shares used in computing per share amounts Basic and diluted	32,835	32,626

(A) Operating expenses include the following non-cash stock compensation charges:
Research and development	$742	$20
General and administrative	552	(14)

	$1,294	$6

Cortex Pharmaceuticals, Inc.

Condensed Balance Sheets

(in thousands)

	March 31, 2006 (Unaudited)	December 31, 2005
Assets:
Cash and cash equivalents	$6,587	$2,063
Marketable securities	12,613	15,198
Accounts receivable	18	15
Other current assets	238	241

	19,456	17,517
Furniture, equipment and leasehold improvements, net	451	439
Other assets	33	33

Total assets	$19,940	$17,989

Liabilities and stockholders’ equity:
Accounts payable and accrued expenses	$1,809	$2,681
Unearned revenue — current	486	126
Non-current liabilities	55	50
Stockholders’ equity	17,590	15,132

Total liabilities and stockholders’ equity	$19,940	$17,989

MORE INFORMATION AT WWW.CORTEXPHARM.COM

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